Exhibit 99.1
QualTek Announces Third Quarter 2022 Financial Results

Third Quarter 2022 Financial Highlights
- Record third quarter 2022 revenue of $216.1 million
- Reported 24-month backlog increased to $2.4 billion
- Record third quarter 2022 Telecom segment revenue of $188.3 million, a 38.9% increase year-over-year.
- Net Loss improved sequentially quarter-over-quarter from $25.6 million to $6.9 million

Blue Bell, PA. (November 14, 2022) -- QualTek Services Inc. (“QualTek” or the “Company”) (NASDAQ: QTEK), a leading turnkey provider of infrastructure services to the North American 5G wireless, telecom, power grid modernization, and renewable energy sectors, announced today 2022 third quarter financial results.
Third quarter 2022 revenue was $216.1 million, compared to $215.5 million for the third quarter of 2021, a 0.3% increase. The increase in revenue was attributable to significant volume increases in 5G and Fiber rollouts in the Company’s Telecom segment, which increased 38.9% year-over-year and offset lower revenues from the Recovery Logistics business due to a less active third quarter 2022 hurricane season. Net loss for the third quarter 2022 was $6.9 million compared to net income of $14.5 million for the prior year period. The increase in net loss is attributable to timing and mix in the Company’s revenue base, with the third quarter 2021 benefiting from significant income in the Recovery Logistics business on account of a more active third quarter hurricane season in the prior year. Third quarter 2022 adjusted EBITDA was $15.7 million. Backlog at the end of the third quarter 2022 was $2.4 billion, up from year-end 2021 of $2.1 billion and up from second quarter 2022 of $2.3 billion. The Company is issuing revenue guidance of $750 million to $760 million, and adjusted EBITDA guidance of $50 million to $55 million for the full year 2022.

Scott Hisey, QualTek’s Chief Executive Officer, said “During the third quarter, we continued to experience strong demand for our services and achieved record Telecom revenue, and overall record revenue for the company as a whole. Margins for the quarter were hampered by wage and fuel inflation along with costs associated with our significant ramp, specifically in our Telecom segment. Overall, we’re pleased with our topline growth, and are taking steps to further improve our profitability. To that extent, we are partnering with our customers in adjusting the price, scope, and scale of our delivery options and believe these measures will help us return to our normalized margin levels in 2023 and beyond.”

Management will hold a conference call to discuss these results on Tuesday, November 15, 2022, at 9:00 a.m. Eastern Time. The call-in number for the conference call is 1 (888) 330 – 2454 or 1 (240) 789 - 2714 using passcode 2965812. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the investor relations section of the Company's website at qualtekservices.com.
The following tables set forth the financial results for the periods ended October 1, 2022, and October 2, 2021:

QUALTEK SERVICES INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited - in thousands, except share and per share information)

	For the Three Months Ended		For the Nine Months Ended
	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Revenue	$216,120	$215,462	$548,503	$465,184
Costs and expenses:
Cost of revenues, excluding depreciation and amortization	188,108	157,157	484,393	372,496
General and administrative	3,890	9,495	42,668	33,418
Transaction expenses	137	1,423	10,725	2,875
Depreciation and amortization	14,892	13,491	44,452	39,136
Total costs and expenses	207,027	181,566	582,238	447,925
Income (loss) from operations	9,093	33,896	(33,735)	17,259
Other income (expense):
Gain on sale/disposal of property and equipment	3	210	2,063	514
Interest expense	(16,016)	(14,640)	(41,444)	(35,778)
Loss on extinguishment of convertible notes	—	—	—	(2,436)
Total other expense	(16,013)	(14,430)	(39,381)	(37,700)
(Loss) income from continuing operations	(6,920)	19,466	(73,116)	(20,441)
Loss from discontinued operations	—	(4,985)	—	(8,114)
Net (loss) income	(6,920)	14,481	(73,116)	(28,555)
Less: Net loss attributable to non-controlling interests	(3,778)	—	(53,256)	—
Net (loss) income attributable to QualTek Services Inc.	(3,142)	14,481	(19,860)	(28,555)
Other comprehensive income:
Foreign currency translation adjustments	—	(97)	—	75
Comprehensive (loss) income	$(3,142)	$14,384	$(19,860)	$(28,480)
Earnings per share:
	Three months ended October 1, 2022	Three months ended October 2, 2021	February 14, 2022 through October 1, 2022	Nine months ended October 2, 2021
Net (loss) income per share - continuing operations - basic	$(0.13)	$1.63	$(0.81)	$(1.86)
Net (loss) income per share - continuing operations - diluted	$(0.13)	$0.71	$(0.85)	$(1.86)
Net loss per share - discontinued operations - basic and diluted	$—	$(0.42)	$—	$(0.69)
Weighted average Class A common shares outstanding - basic	22,171,350	11,923,941	22,171,350	11,839,015
Weighted average Class A and B common shares outstanding - diluted	44,998,748	27,280,400	44,998,748	11,839,015

QUALTEK SERVICES INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited - in thousands, except share and per share information)

	October 1, 2022	December 31, 2021
Assets
Current Assets	$311,690	$226,523
Property and equipment, net	54,671	50,682
Intangible assets, net	332,216	364,174
Goodwill	28,653	28,723
Other non-current assets	1,842	1,657
Total assets	$729,072	$671,759
Liabilities and Deficit
Current liabilities	$192,321	$267,207
Capital lease obligations, net of current portion	19,180	19,851
Long-term debt, net of current portion	545,445	418,813
Tax receivable agreement liabilities	32,972	—
Other non-current liabilities	8,332	32,866
Total deficit	(69,178)	(66,978)
Total liabilities and deficit	$729,072	$671,759

QUALTEK SERVICES INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited - in thousands)

	For the Nine Months Ended
	October 1, 2022	October 2, 2021
Net cash used in operating activities from continuing operations	$(81,311)	$(32,959)
Net cash used in investing activities from continuing operations	(1,421)	(38,533)
Net cash provided by financing activities from continuing operations	82,861	79,779
Net increase in cash	129	6,508

Supplemental Disclosures and Reconciliation of Adjusted EBITDA
(Unaudited - in thousands)

	For the Three Months Ended		For The Nine Months Ended
Revenue:	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Telecom	$188,297	$135,581	$496,134	$360,020
Renewables and Recovery Logistics	27,823	79,881	52,369	105,164
Total consolidated revenue	$216,120	$215,462	$548,503	$465,184

Adjusted EBITDA

Adjusted EBITDA represents net income (loss) before interest, taxes, depreciation and amortization, management fees, transaction expenses, share-based compensation, change in fair value of contingent consideration, remeasurement of TRA liabilities, loss on extinguishment of convertible notes, expenses associated with public company readiness, net income (loss) from certain regional market shutdowns and other items that are included in net income (loss) for the period that the Company does not consider indicative of its ongoing operating performance and certain unusual items impacting results in a particular period.
The following table presents our calculation of Adjusted EBITDA for the three and nine months ended October 1, 2022, and October 2, 2021 and reconciles these measures to our net income (loss) for the same periods:

	For the Three Months Ended		For The Nine Months Ended
Adjusted EBITDA Reconciliation:	October 1, 2022	October 2, 2021	October 1, 2022	October 2, 2021
Telecom adjusted EBITDA	$14,103	$10,891	$35,946	$26,907
Renewables and Recovery Logistics adjusted EBITDA	8,671	38,162	13,379	42,181
Corporate adjusted EBITDA	(7,041)	(4,448)	(19,407)	(13,097)
Total adjusted EBITDA - continuing operations	$15,733	$44,605	$29,918	$55,991
Total adjusted EBITDA - discontinued operations (1)	—	726	—	(1,349)
Total adjusted EBITDA	$15,733	$45,331	$29,918	$54,642
Less:
Management fees	(37)	(129)	(163)	(751)
Transaction expenses	(137)	(1,423)	(10,725)	(2,875)
Share based compensation	(422)	—	(8,247)	—
Depreciation and amortization	(14,892)	(13,491)	(44,452)	(39,136)
Interest expense	(16,016)	(14,640)	(41,444)	(35,778)
Loss on extinguishment of convertible notes	—	—	—	(2,436)
Change in fair value of contingent consideration	11,763	4,544	11,763	4,544
Expenses associated with public company readiness	(1,042)	—	(1,693)	—
Net losses from certain regional market shutdowns (2)	(2,990)	—	(9,193)	—
Remeasurement of TRA liabilities	1,120	—	1,120	—
Net (loss) income from continuing operations	$(6,920)	$19,466	$(73,116)	$(20,441)
Net loss from discontinued operations	—	(4,985)	—	(8,114)
Net (loss) income	$(6,920)	$14,481	$(73,116)	$(28,555)
____________________________________
(1)Represents suspended Canadian operations within the Telecom segment
(2)Primarily represents net losses associated with certain regional markets that did not meet the classification of discontinued operations under GAAP but operations in these markets have been ceased or are expected to be ceased within the next twelve months.

About QualTek
Founded in 2012, QualTek is a leading technology-driven provider of infrastructure services to the 5G wireless, telecom, power grid modernization, and renewable energy sectors across the United States. QualTek has a national footprint with more than 80 operation centers across the U.S. and a workforce of over 5,000 people. QualTek has established a nationwide operating network to enable quick responses to customer demands as well as proprietary technology infrastructure for advanced reporting and invoicing. The Company reports within two operating segments: Telecommunications and Renewables and Recovery. For more information, please visit qualtekservices.com.

Forward Looking Statements
This communication contains forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995, including statements about the financial condition, results of operations, earnings outlook and prospects of QualTek. Forward-looking statements are typically identified by words such as “plan,” “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict,” “should,” “would” and other similar words and expressions, but the absence of these words does not mean that a statement is not forward-looking.
The forward-looking statements are based on the current expectations of the management of QualTek and are inherently subject to uncertainties and changes in circumstances and their potential effects and speak only as of the date of such statement. There can be no assurance that future developments will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those discussed and identified in public filings made with the SEC by QualTek.
Should one or more of the risks or uncertainties materialize or should any of the assumptions made by the management of QualTek prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.
All subsequent written and oral forward-looking statements concerning the matters addressed in this communication and attributable to QualTek or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this communication. Except to the extent required by applicable law or regulation, QualTek undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this communication to reflect the occurrence of unanticipated events.
Media Contact:
QualTek IR/Communications
Madison Leonard
PR@qualtekservices.com
(484) 804 - 4585
Use of Non-GAAP Financial Measures
Non-GAAP results are not presentations made in accordance with U.S. generally accepted accounting principles ("GAAP") and are presented only as a supplement to our financial statements based on GAAP. Non-GAAP financial information is provided to enhance the reader’s understanding of our financial performance, but none of these non-GAAP financial measures are recognized terms under GAAP. They are not measures of financial condition or liquidity, and should not be considered as an alternative to profit or loss for the period determined in accordance with GAAP or operating cash flows determined in accordance with GAAP. As a result, you should not consider such measures in isolation from, or as a substitute for, financial measures or results of operations calculated or determined in accordance with GAAP.

We use non-GAAP measures in our operational and financial decision-making. We believe that such measures allow us to focus on what we deem to be a more reliable indicator of ongoing operating performance and our ability to generate cash flow from operations and we also believe that investors may find these non-GAAP financial measures useful for the same reasons. Non-GAAP measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies comparable to us, many of which present non-GAAP measures when reporting their results. These measures can be useful in evaluating our performance against our peer companies because we believe the measures provide users with valuable insight into key components of GAAP financial disclosures. However, non-GAAP measures have limitations as analytical tools and because not all companies use identical calculations, our presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies.

Definitions and reconciliations of non-GAAP measures, such as Adjusted EBITDA, to the most directly comparable GAAP measures are provided in the table above. Our presentation of non-GAAP measures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that any projections and estimates will be realized in their entirety or at all.